Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123677
Prospectus Supplement No. 1 dated July 1, 2005
(To Prospectus dated June 2, 2005)
NRG Energy, Inc.
420,000 Shares of 4% Convertible Perpetual Preferred Stock
10,500,000 Shares of Common Stock issuable upon conversion of the Preferred Stock
      This Prospectus Supplement supplements the prospectus dated June 2, 2005 (the “Prospectus”) of NRG Energy, Inc., relating to the sale by certain of our stockholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests) of up to 420,000 shares of preferred stock, or 10,500,000 shares of our common stock issuable upon conversion of the preferred stock. You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.
      Investing in our preferred stock or common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is July 1, 2005

      The table of selling stockholders contained in the Prospectus is hereby superseded by the following table:

	Ownership Before		Securities Offered by the		Ownership After Offering(2)
	Offering		Prospectus(1)
							% of
Name	Preferred	Common(3)	Preferred	Common(3)	Preferred	Common	Common(4)

AM International E MAC 63 Ltd.	790	19,750	790	19,750	0	0	0
AM Master Fund I, LP	6,916	172,900	6,916	172,900	0	0	0
BBT Fund, LP	6,750	168,750	6,750	168,750	0	0	0
Boston Income Portfolio c/o Eaton Vance Mgt	1,255	31,375	1,255	31,375	0	0	0
Castlerigg Master Investments Ltd.	500	197,100	500	12,500	0	184,600	*
Citigroup Global Markets Inc.(5)	4,994	124,850	4,994	124,850	0	0	0
City of New York Fire Dept Pension Fund High Yield	200	5,000	200	5,000	0	0	0
City of New York Police Pension Fund High Yield	275	6,875	275	6,875	0	0	0
City of New York Teachers Retirement System High Yield	600	15,000	600	15,000	0	0	0
CNH CA Master Account, LP	5,500	137,500	5,500	137,500	0	0	0
Coastal Convertibles Ltd.	1,500	37,500	1,500	37,500	0	0	0
Concentrated Alpha Partners, LP	6,750	168,750	6,750	168,750	0	0	0
DBAG London	11,000	275,000	11,000	275,000	0	0	0
Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V	1,500	37,500	1,500	37,500	0	0	0
Deutsche Bank Securities Inc.	2,552	63,800	2,552	63,800	0	0	0
Diversified High Yield Bond Portfolio c/o Eaton Vance Mgt	245	6,125	245	6,125	0	0	0
Drawbridge Convertible I Ltd.	489	12,225	489	12,225	0	0	0
Drawbridge Convertible II Ltd.	156	3,900	156	3,900	0	0	0
Drawbridge Global Macro Masterfund Ltd.	3,310	82,750	3,310	82,750	0	0	0
ELCA Unscreened — High Yield	500	12,500	500	12,500	0	0	0
Equitec Group, LLC	500	12,500	500	12,500	0	0	0
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund(6)	3,900	97,500	3,900	97,500	0	0	0
Forest Fulcrum Fund LP	1,573	39,325	1,573	39,325	0	0	0
Forest Global Convertible Fund, Ltd., Class A-5	2,860	71,500	2,860	71,500	0	0	0
Forest Multi-Strategy-Maste r Fund SPC, on behalf of its Multi- Strategy Segregated Portfolio	1,817	45,425	1,817	45,425	0	0	0
Frontpoint Convertible Arbitrage Fund, LP	8,000	200,000	8,000	200,000	0	0	0
GLG Market Neutral Fund	22,000	550,000	22,000	550,000	0	0	0
Grace Convertible Arbitrage Fund, Ltd.	7,000	175,000	7,000	175,000	0	0	0
Guggenheim Portfolio Company XXXI, LLC	5,000	125,000	5,000	125,500	0	0	0

	Ownership Before		Securities Offered by the		Ownership After Offering(2)
	Offering		Prospectus(1)
							% of
Name	Preferred	Common(3)	Preferred	Common(3)	Preferred	Common	Common(4)

Hallmark Master Trust High Yield Fund c/o Eaton Vance Mgt	70	1,750	70	1,750	0	0	0
HFR CA Global Opportunity Master Trust	1,484	37,100	1,484	37,100	0	0	0
HFR CA Select Fund	750	18,750	750	18,750	0	0	0
HFR RVA Combined Master Trust	525	13,125	525	13,125	0	0	0
HFR RVA Select Performance Master Trust	252	6,300	252	6,300	0	0	0
High Income Portfolio c/o Eaton Vance Mgt	865	21,625	865	21,625	0	0	0
IAM National Pension Fund	700	17,500	700	17,500	0	0	0
Industriens Pensionsforsikring	300	7,500	300	7,500	0	0	0
ING T. Rowe Price Capital Appreciation Portfolio	12,000	300,000	12,000	300,000	0	0	0
Institutional Benchmarks Master Fund, Ltd.	1,500	37,500	1,500	37,500	0	0	0
Int’l Union of Operating Engineers c/o Eaton Vance Mgt	15	375	15	375	0	0	0
JHVST MidCap Value B	200	52,200	200	5,000	0	47,200	*
JMG Capital Partners, LP	2,350	58,750	2,350	58,750	0	0	0
JMG Triton Offshore, Ltd.	2,850	71,250	2,850	71,250	0	0	0
John Hancock Variable Series Trust I — Mid Cap Value Fund B	200	48,600	200	5,000	0	43,600	*
Kamunting Street Master Fund, Ltd.	23,500	587,500	23,500	587,500	0	0	0
KBC Financial Products USA, Inc.	8,955	223,875	8,955	223,875	0	0	0
KDC Convertible Arbitrage Fund LP	3,000	75,000	3,000	75,000	0	0	0
Laborers District Council & Contractors Pension FD of Ohio	200	41,100	200	5,000	0	36,100	*
LDG Limited	130	3,250	130	3,250	0	0	0
LIJ Invest — Global High Yield	275	6,875	275	6,875	0	0	0
Linden Capital LP	1,628	40,700	1,628	40,700	0	0	0
LLT Limited	852	21,300	852	21,300	0	0	0
Lyxor/ AM Investment Fund Ltd.	988	24,700	988	24,700	0	0	0
Lyxor/ Forest Fund Limited	3,622	90,550	3,622	90,550	0	0	0
Lyxor/ Silverado Fund Ltd.	1,550	38,750	1,550	38,750	0	0	0
McMahan Securities Co. LP	45	1,125	45	1,125	0	0	0
MSS Convertible Arbitrage 1	20	500	20	500	0	0	0
National Bank of Canada	1,186	29,650	1,186	29,650	0	0	0
Newport Alternative Income Fund	2,972	74,300	2,972	74,300	0	0	0
New York City Employees Retirement Systems Enhanced Yield	700	17,500	700	17,500	0	0	0
Pebble Limited Partnership	2,490	62,250	2,490	62,250	0	0	0

	Ownership Before		Securities Offered by the		Ownership After Offering(2)
	Offering		Prospectus(1)
							% of
Name	Preferred	Common(3)	Preferred	Common(3)	Preferred	Common	Common(4)

Penn Series Flexibly Managed Fund	5,600	140,000	5,600	140,000	0	0	0
Penn Series-High Yield Bond Fund	200	5,350	200	5,000	0	350	*
Pensionsinvest — Global High Yield	700	17,500	700	17,500	0	0	0
PFA Invest — Global High Yield	600	15,000	600	15,000	0	0	0
RWDSU Local 338 High Yield Fund c/o Eaton Vance Mgt	20	500	20	500	0	0	0
S.A.C. Arbitrage Fund, LLC	8,000	200,000	8,000	200,000	0	0	0
Sage Capital Management, LLC	3,000	75,000	3,000	75,000	0	0	0
Salomon Brothers Asset Management, Inc.(7)	6,700	167,500	6,700	167,500	0	0	0
SEPTA High Yield Fund c/o Eaton Vance Mgt	20	500	20	500	0	0	0
Severn River Master Fund	1,000	25,000	1,000	25,000	0	0	0
Silverado Arbitrage Trading, Ltd.	500	12,500	500	12,500	0	0	0
Silvercreek II Limited	9,447	236,175	9,447	236,175	0	0	0
Silvercreek Limited Partnership	9,591	239,775	9,591	239,775	0	0	0
Silver Point Capital Fund, LP	1,365	1,042,333	1,365	34,125	0	1,008,208	1.2
Silver Point Capital Offshore Fund, Ltd.	2,135	1,654,740	2,135	53,375	0	1,601,365	1.8
SOCS Ltd.	10,000	250,000	8,000	200,000	2,000	50,000	*
Sphinx Convertible Arbitrage SPC	2,082	52,050	2,082	52,050	0	0	0
Sphinx Fund	140	3,500	140	3,500	0	0	0
SRI Fund, L.P.	1,500	37,500	1,500	37,500	0	0	0
Stanfield Offshore Leveraged Assets Ltd.	10,500	693,213	10,500	262,500	0	430,713	*
Sunrise Partners Limited Partnership	3,372	87,931	3,372	84,300	0	3,631	*
The New America High Income Fund	700	17,500	700	17,500	0	0	0
TQA Master Fund, Ltd.	870	21,750	870	21,750	0	0	0
TQA Master Plus Fund, Ltd.	1,510	37,750	1,510	37,750	0	0	0
T. Rowe Price Capital Appreciation Fund	33,600	840,000	33,600	840,000	0	0	0
T. Rowe Price High Yield Fund	7,550	203,400	7,550	188,750	0	14,650	*
T. Rowe Price Mid-Cap Value Fund	12,000	1,912,500	12,000	300,000	0	1,612,500	1.9
TRP Institutional High Yield Fund	975	26,600	975	24,375	0	2,225	*
TRP Invest — Global High Yield	1,700	42,500	1,700	42,500	0	0	0
TRP SICAV Global High Yield Bond Fund	1,800	47,775	1,800	45,000	0	2,775	*
UBS AG London FBO HFS	5,000	125,000	5,000	125,000	0	0	0
UBS AG London FBO PFEL	18,500	462,500	18,500	462,500	0	0	0
UBS AG London FBO WBCP	7,000	175,000	7,000	175,000	0	0	0
UBS O’Connor LLC F/ B/ O O’Connor Global Convertible Arbitrage Master Ltd.	5,000	125,000	5,000	125,000	0	0	0

	Ownership Before		Securities Offered by the		Ownership After Offering(2)
	Offering		Prospectus(1)
							% of
Name	Preferred	Common(3)	Preferred	Common(3)	Preferred	Common	Common(4)

Volkswagen High Yield Bond Fund c/o Eaton Vance Mgt	10	250	10	250	0	0	0
Whitebox Convertible Arbitrage Partners, LP	26,000	650,000	26,000	650,000	0	0	0
Whitebox Diversified Convertible Arbitrage Partners, LP	5,000	125,000	5,000	125,000	0	0	0
Xavex Convertible Arbitrage 7 Fund	150	3,750	150	3,750	0	0	0
Zazove Convertible Arbitrage Fund, LP	4,000	100,000	4,000	100,000	0	0	0
Zazove Hedged Convertible Fund, LP	2,000	50,000	2,000	50,000	0	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	180	4,500	180	4,500	0	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC	2,061	51,525	2,061	51,525	0	0	0

*	Less than 1%.

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended, since the date upon which the selling stockholders provided to us the information regarding their preferred stock.

(2)	The information regarding the beneficial ownership after resale of shares is based on the assumption that each selling stockholder will sell all of the shares of preferred stock and common stock owned by the selling stockholder and covered by the Prospectus.

(3)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the preferred stock and assumes a conversion price of $40.00 per share, which is equal to an approximate conversion rate of 25 shares per share of preferred stock. However, this conversion price will be subject to adjustment as described under “Description of the Preferred Stock — Conversion Rights” in the Prospectus. As a result, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future.

(4)	Based on 87,047,034 shares of common stock outstanding as of June 30, 2005.

(5)	Citigroup Global Markets Inc. was a co-placement agent on the issuance of the preferred stock.

(6)	The entity is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02190, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,402,699 shares of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(7)	Salomon Brothers Asset Management, Inc. acts as discretionary investment advisor with respect to certain accounts that hold the preferred stock. Accordingly, Salomon Brothers Asset Management, Inc. may be deemed to be the beneficial owner of such preferred stock. Salomon Brothers Asset Management, Inc. is the beneficial owner and, therefore, the Selling Stockholder of the following accounts: General Motors Investment Corp. (5,000 shares), General Motors Broad Mandate (600 shares) and Smith Barney Convertible Fund (1,100 shares).

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